Exhibit 99.1

SWS Group Announces Resignation of Chief Financial Officer

Stacy M. Hodges to Depart September 30th to Accept New Position

DALLAS, Sept. 17, 2013 – SWS Group, Inc. (NYSE: SWS) (the “Company”) announced today that Executive Vice President, Chief Financial Officer and Treasurer Stacy M. Hodges has submitted her resignation effective September 30, 2013, to accept an executive position with a North Texas financial services company. The Company plans to immediately commence a search process to fill the position on a permanent basis and expects to name an interim Chief Financial Officer by September 30, 2013.

“We are extremely grateful for Stacy’s dedicated service and leadership throughout her 19-year career with SWS Group,” said James H. Ross, President and Chief Executive Officer of SWS Group. “While we regret seeing her leave the Company, we recognize the personal and professional opportunity this move represents for her and her family and we wish Stacy the best as she begins this new chapter.”

“It has been a privilege to be part of an institution of SWS’s caliber for nearly 20 years and I am proud of the achievements realized during my time here,” Ms. Hodges said. “I have great confidence in SWS’s leadership and future success, and intend to work with the finance team to ensure a smooth transition.”

The Company noted that there were no disagreements between Ms. Hodges and SWS Group’s Board of Directors or management and that her departure is not related to the Company’s operations, policies, practices or any issues regarding the integrity of SWS Group’s financial statements or accounting policies and practices.

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SWS Announces Resignation of CFO / 2

About SWS Group

SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The Company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., and Southwest Securities, FSB.

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CONTACT: Ben Brooks—Corporate Communications, (214) 859-6351, bdbrooks@swst.com